Press Release	FOR IMMEDIATE RELEASE

Contact: Mr. David Brown,
President & CEO Valley Bank
Telephone: 253-848-2316

April 28, 2004

Valley Community Bancshares, Inc. Reports First Quarter 2004 Earnings

PUYALLUP, WA—April 28, 2004—Valley Community Bancshares, Inc., parent company of Valley Bank of Puyallup, Washington, today announced its financial results for the three month period ended March 31, 2004.

The Company earned net income of $468,000, or $0.38 per diluted share, for the three months ended March 31, 2004 compared to net income of $445,000, or $0.36 per diluted share, for the three months ended March 31, 2003, an increase of 5.17 percent.

David Brown, President and Chief Executive Officer stated, “Increased loan growth along with lower deposit costs had a positive impact on this quarters earning. However, a significant slowdown in residential loan activity had a negative impact on revenue growth as loan customers reduced their demand for refinance loans.”

The improvement in net income for the three months ended March 31, 2004 was the result of an increase in net interest income and a decrease in non-interest expense partially offset by a decrease in non-interest income.

At March 31, 2004, total assets decreased slightly to $178 million compared to total assets of $182 million at December 31, 2003. Loans increased to $116 million and deposits decreased to $153 million at March 31, 2004, compared to loans and deposits of $114 million and $157 million at December 31, 2003, respectively.

Valley Bank serves the South King and East Pierce County region of Washington State with eight banking facilities, one drive-up facility, and a residential mortgage loan production office.

This press release contains “forward-looking statements” as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on the operations and future prospects of the company include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory policies, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the company’s market area, and accounting principles, policies and guidelines. Other risk factors are detailed from time to time in the Company’s Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. Valley Community Bancshares, Inc. undertakes no obligation to update these statements following the date of this press release.

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